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                                                                   EXHIBIT 10.28

                              AGREEMENT FOR AIRPORT
                         SECURITY AND SCREENING SERVICES

         SOUTHWEST AIRLINES CO. (hereinafter "Southwest") and INTERNATIONAL TOTAL SERVICES, INC. thereinafter "ITS") agree as follows:

         1. PURPOSE OF AGREEMENT. ITS shall furnish personnel as appropriate to provide airport passenger security screening services and related airport security services in accordance with Federal Aviation Regulations and Southwest's "Air Carrier Standard Security Program" at Baltimore/Washington International Airport, Baltimore, Maryland (hereinafter "the Airport").

         2. TERM. This Agreement shall commence on February 1, 1995 and shall continue indefinitely unless either party gives the other party advance written notice of termination at least thirty (30) days prior to the effective termination date. However, either party reserves the right to terminate this Agreement immediately upon a material breach of this Agreement by the other party.

         3. STANDARD OF SERVICE. It is expressly understood by ITS that the above-referenced duties are to be performed to assist Southwest in complying with Section 108 of the Federal Aviation Regulations or such regulations as may replace or supersede Section 108 during the term of this Agreement. It is further expressly understood that Southwest's "Air Carrier Standard Security Program" required to be filed with the FM pursuant to Section 108 is incorporated into this Agreement by reference (including amendments) and ITS's personnel will perform their duties so as to comply with that security program manual.

         4. RATES OF PAY. ITS shall bill participating airlines at the specific rates for the classifications of personnel in accordance with Attachment "A." The specific rates for classifications of personnel is subject to renegotiation annually following the first anniversary of this Agreement and each anniversary thereafter. If there is enacted any law, regulation, ruling or other such mandate of any authority having jurisdiction over the subject matter of this Agreement which alters the hours of service, rates of pay, working conditions or costs of performing the security services provided hereunder, Southwest agrees that this Agreement will be subject immediately to renegotiation to take into account these increased/decreased costs.

         5. INVOICES. ITS shall invoice Southwest bi-monthly for security services supplied on a joint-use basis, mailed or delivered to Southwest at Oakland International Airport, Terminal II, P.O. Box 25, One Airport Drive, Oakland, CA 94621, to the attention of Southwest's Station Manager. ITS shall pro-rate joint-use charges according to the local billing formula. The resulting charges shall be billed on combined reports published to all participants. The invoice shall include an itemized statement of hours worked, rates charged, and amounts invoiced to all participating airlines. Payment is due within thirty
(30) days after receipt of invoice, it being understood that Southwest shall


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be required to pay only its pro-rata amount. The pro-rata amount owed by other participants shall be invoiced to the other participants by ITS. However, non-timely payment by other participants may result in the exclusion of any participant from joint billing after fifteen (15) days' notice to all participants.

         Each airline using ITS's services at the Airport may designate a representative to coordinate the staffing requirements with ITS. Said representative group shall constitute the "Airline Committee." As a majority shall rule, the term "majority" shall mean at least a numerical majority of the airlines which together have paid charges of more than 50% of the total amount paid by all of the airline participants at the Airport for the three month period immediately preceding the current billing period.

         6. EMPLOYEES. Security personnel are employees of ITS, an independent contractor. ITS will exercise complete control over employee conduct and will pay all wages and all applicable federal social security taxes, unemployment taxes and any similar taxes. All employees furnished by ITS under this Agreement shall be competent and properly trained as required to perform their assigned jobs, properly attired, and shall perform their duties in a safe, courteous and professional manner in accordance with FM regulations and Southwest's "Air Carrier Standard Security Program."

         ITS shall provide all employees with all necessary initial and recurrent training as required by the FM or Southwest. Complete training and personnel records will be maintained by ITS. Southwest will have access to those records for inspection and review upon reasonable notice. ITS shall be responsible for direct supervision of all employees. ITS's supervisors must be available at reasonable times to consult with Southwest management. Southwest expressly reserves the right to consult with ITS on the number of employees hired, the hours worked, and overtime or holiday work schedules. ITS warrants that it shall make every reasonable effort to comply with Attachment "B" of this Agreement.

         7. REMOVAL OF PERSONNEL. ITS agrees that upon request by Southwest, ITS will remove from service any employee who, in the opinion of Southwest, displays improper conduct or is deemed not qualified or necessary to perform the work assigned. Southwest warrants that no such request will violate Title VII of the Civil Rights Act of 1964.

         8. ADJUSTMENT OF HOURS. ITS agrees that Southwest shall have the right at any time to adjust the hours of service upon reasonable notice to ITS, and any change in the hours shall be confirmed in writing within forty-eight (48) hours.

         9. INSURANCE. ITS agrees to furnish and keep in full force the following insurance during the term of this contract:

         A. WORKER'S COMPENSATION INSURANCE covering all persons employed by ITS engaged in the performance of the work hereunder, in amounts as required by applicable law;

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        B.  COMPREHENSIVE GENERAL LIABILITY COVERAGE including bodily injury, property damage and personal injury (which coverage shall include, but will not to be limited to: false arrest, detention, imprisonment, assault, battery, malicious prosecution, libel, slander, defamation of character, violation of right of privacy, and property damage, including, but not limited to, loss of articles from hand-carried items inspected by ITS's personnel) with the following limits:

            (1)      Personal Injury             -      $500,000/Person
                                                        $1,000,000/Occurrence

            (2)      Property Damage             -      $500,000/Person
                                                        $1,000,000/Occurrence

            (3)      Excess Limits               -      up to $5,000,000 on
                                                        both personal injury
                                                        and property damage

         C.  BLANKET FIDELITY BOND COVERAGE on ITS's personnel.

         ITS shall furnish Southwest, not less than five (5) days prior to the commencement of this Agreement, proof of such insurance and shall notify Southwest immediately if any insurance coverage is canceled, deleted or reduced.

         10. INDEMNIFICATION. ITS agrees to indemnify and hold harmless Southwest, its directors, officers, agents and employees, from and against all liabilities, demands, suits or judgments, including attorneys fees and other costs and expenses of defense, because of harm (including, but not limited to, harm arising from false arrests, assault, battery, searches, libel or slander), injury or death to persons; or loss, damage or destruction to property, including the property of Southwest, ITS, and third persons, arising out of the negligence or willful misconduct of ITS, its directors, officers, agents or employees acting within the scope of their employment.

         ITS also agrees to indemnify and hold harmless Southwest, its directors, officers, agents and employees from any civil penalty which may be levied against Southwest, its directors, officers, agents or employees, and reasonable attorney's fees and costs for defense, as a result of a violation of any law, regulation or order (including any FAR or Southwest's Air Carrier Standard Security Program) committed by ITS, its directors, officers, agents or employees acting within the scope of their employment.

         11. ENTIRE AGREEMENT, AMENDMENTS. This Agreement supersedes all previous agreements, oral or written, between ITS and Southwest, and represents the whole and entire agreement between the parties. Any agreements previously made remain intact to the date of this Agreement and there is no waiver of provisions of previous agreements. Amendments may be by written attachment.

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         12. ASSIGNMENT. This Agreement is not assignable by either party without the prior written consent of the other party. Any attempt to do so shall render this Agreement null and void.

         13. SUSPENSION OF AGREEMENT. ITS agrees that in the event Southwest's flight operations are halted or substantially decreased at the Airport by reason of strike, labor dispute, picketing, act of God, or other cause beyond the control of Southwest, this Agreement may be suspended at that Airport upon twenty-four (24) hours' notice to ITS.

         14. NOTICES. All notices required hereunder shall be deemed sufficient and binding upon the parties when forwarded by U.S. Mail, postage prepaid, to the parties at the addresses set forth below;

         ITS:                       INTERNATIONAL TOTAL SERVICES, INC.
                                    CROWN CENTRE
                                    5005 ROCKSIDE ROAD
                                    CLEVELAND, OHIO 44131
                                            ATTN:  GENERAL COUNSEL

         SOUTHWEST:                 SOUTHWEST AIRLINES CO.
                                    P.O. BOX 36611
                                    DALLAS, TEXAS 75235-1611
                                            ATTN:  VICE PRESIDENT - GROUND
                                            OPERATIONS

         15. COMPLIANCE WITH LEGAL REQUIREMENTS. ITS shall secure all required permits, licenses, certificates, approvals, and inspections necessary to perform the services under this Agreement.

         ITS and Southwest agree to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including the Civil Rights Act 1964, as amended. The Equal Employment Opportunity and the implementing Rules and Regulations of the Office of Federal Contract Compliance Programs are incorporated herein by specific reference. The Affirmative Action Clause in Section 503 of the Rehabilitation Act of 1973, as amended, relative to Equal Opportunity for the handicapped is incorporated herein by specific reference. The Affirmative Action Clause in 38 USC Section 2012 of the Vietnam Veterans' Readjustment Assistance Act of 1974, relative to Equal Employment Opportunity for the special disabled veteran and veterans of the Vietnam Era, is incorporated herein by specific reference. The Air Carrier Access Act of 1986 as set forth in 14 CFR Section 382, as amended, relative to non-discrimination on the basis of handicap is incorporated herein by specific reference.

         ITS agrees that in providing security services to Southwest's passengers, it will not discriminate on the basis of handicap, consistent with the Air Carrier Access Act of 1986 and implementing regulations of the Department of Transportation at 14 CFR Part 382. ITS also agrees to comply with directives issued by Southwest's Complaints Resolution Officials (CRO's) pursuant to 14 CFR Section 382.65, as those directives relate to services provided to handicapped passengers. ITS further agrees to provide training to ITS's personnel concerning travel by handicapped persons in

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accordance with 14 CFR 382.61(a)(6). ITS agrees and acknowledges that compliance with its obligations under 14 CFR Part 382 is a material term of this Agreement.

         ITS shall conduct adequate background investigations of all its employees hired after November 1, 1985 who have unescorted access to any area on the Airport controlled for security reasons. Adequate background checks will include, at a minimum and to the extent permitted by law, verification of prior employment in the preceding five years.

         16. RIGHTS AND REMEDIES. The duties and obligations imposed by this Agreement and the rights and remedies available hereunder shall be in addition to and not to a limitation of any duties, obligations, right and remedies otherwise imposed or available by law.

         No action or failure to act by ITS or Southwest shall constitute a waiver of any right or duty afforded either of them under this Agreement nor shall any such action or failure to act constitute an approval of or acquiescence in any breach thereunder.

         17. SEVERABILITY. If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of ITS and Southwest shall be construed and enforced accordingly.

         18. THIRD PARTNER RIGHTS. Nothing contained in this Agreement will or is intended to create or will be construed to create any right in or any duty or obligation to any third party.

         19. GOVERNING LAW. This Agreement shall be construed under the laws of the State of Texas regardless of conflict of laws rules.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the dates provided below.

Agreed and Accepted By:

INT'L TOTAL SERVICES, INC.            SOUTHWEST AIRLINES CO.

By:________________________           By:____________________

Name:______________________           Name:__________________
         Print Name                            Print Name

Title:_____________________           Title:__________________

Date:______________________           Date:___________________

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